ETF Series Trust

501 Madison Avenue, 5th Floor

New York, NY 10022

November 19, 2013

Securities and Exchange Commission
Judiciary Plaza
100 F Street, N.E.
Washington, D.C. 20549
Attn: James E. O’Connor, Division of Investment Management

Re:         ETF Series Trust (“Trust”)

(File Nos. 333-183155 and 811-22732)

Post-Effective Amendment No. 3

Dear Mr. O’Connor:

In accordance with Rule 461 of the General Rules and Regulations under the Securities Act of 1933, as amended (“Securities Act”), the Trust hereby requests that the effectiveness of Post-Effective Amendment Number 3 to the above-referenced Registration Statement on Form N-1A be accelerated to 5:00 p.m., New York time, on November 27, 2013, or as soon thereafter as practicable. The Trust hereby confirms that it is aware of its obligations under the Securities Act and the Securities Exchange Act of 1934, as amended.

Very truly yours,

By:	/s/ Matthew Brown
Matthew Brown
Chief Compliance Officer

ETF Distributors LLC

501 Madison Avenue, 5th Floor

New York, NY 10022

November 19, 2013

Securities and Exchange Commission
Judiciary Plaza
100 F Street, N.E.
Washington, D.C. 20549
Attn: James E. O’Connor, Division of Investment Management

Re:         ETF Series Trust (“Trust”)

(File Nos. 333-183155 and 811-22732)

Post -Effective Amendment No. 3

Dear Mr. O’Connor:

In accordance with Rule 461 of the General Rules and Regulations under the Securities Act of 1933, as amended (“Securities Act”), ETF Distributors LLC,, in its capacity as distributor of the Trust’s shares (“Distributor”), hereby joins in the request of the Trust that the effectiveness for Post-Effective Amendment Number 3 to the above-referenced Registration Statement on Form N-1A be accelerated to 5:00 p.m., New York time, on November 27, 2013, or as soon thereafter as practicable. The Distributor hereby confirms that it is aware of its obligations under the Securities Act and the Securities Exchange Act of 1934, as amended.

Very truly yours,

By:	/s/ Matthew Brown
Matthew Brown
Chief Compliance Officer